Exhibit (99.6)

ISSN 1718-8369

Volume 5, number 3	September 10, 2010
AS AT JUNE 30, 2010

Highlights for June 2010

❑	Budgetary revenue in June amounts to $5.9 billion, up $300 million compared to last year. Own-source revenue amounts to $4.7 billion, while federal transfers stand at $1.2 billion.

❑	Program spending rose $116 million in June of this year compared to last year, and stands at $5.3 billion.

❑	Debt service amounts to $556 million, up $43 million compared to June 2009.

❑	A surplus of $131 million was posted in June 2010.

❑

Taking the $51 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $80 million, an improvement of $212 million compared to last year.

On the basis of the cumulative results as at June 30, 2010, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.3 billion. For 2010-2011, the forecast deficit is $4.5 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Budget
	June		April to June		2010-2011 [1]
						Forecast
						Growth
	2009[2]	2010	2009-2010[2]	2010-2011	2009-2010%
BUDGETARY REVENUE
Own-source revenue	4 418	4 686	11 844	12 727	50 152	5.8
Federal transfers	1 230	1 262	3 733	3 803	15 325	0.6
Total	5 648	5 948	15 577	16 530	65 477	4.5
BUDGETARY EXPENDITURE
Program spending	- 5 210	- 5 326	- 16 075	- 16 393	- 62 561	2.9
Debt service	- 513	- 556	- 1 536	- 1 645	- 6 980	13.4
Total	- 5 723	- 5 882	- 17 611	- 18 038	- 69 541	3.9
NET RESULTS OF CONSOLIDATED ENTITIES[3]	- 12	65	129	407	750	—
Contingency reserve					- 300	—
SURPLUS (DEFICIT)	- 87	131	- 1 905	- 1 101	- 3 614	—
BALANCED BUDGET ACT
Generations Fund[4]	- 45	- 51	- 135	- 162	- 892	—
Stabilization reserve[5]	—	—	433	—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 132	80	- 1 607	- 1 263	- 4 506	—

1	For comparison purposes, the measures of the $1 051-million plan to return to balanced budgets in the 2010-2011 Budget Plan have been allocated in the accounting items concerned.
2

For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

3	These net results are those of non-budget-funded bodies, special funds, the health and social services and the education networks, and the Generations Fund.
4	The budgetary balance within the meaning of the Balanced Budget Act excludes the results of the Generations Fund.
5	The stabilization reserve is used in accordance with the Balanced Budget Act.

Cumulative results as at June 30, 2010

Budgetary balance

❑            For the period from April to June 2010, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.3 billion, $344 million less than last year.

Budgetary revenue

❑            As at June 30, 2010, budgetary revenue amounts to $16.5 billion, $953 million more than as at June 30, 2009.

—           Own-source revenue stands at $12.7 billion, $833 million more than last year.

—           Federal transfers amount to $3.8 billion, up $70 million compared to June 30, 2009.

Budgetary expenditure

❑            Since the beginning of the year, budgetary expenditure amounts to $18.0 billion, an increase of $427 million, or 2.4%, compared to last year.

—           Program spending rose by $318 million, or 2.0%, and stands at $16.4 billion. The most significant changes are in the Health and Social Services ($125 million) and the Education and Culture ($114 million) missions.

—           Debt service amounts to $1.6 billion, an increase of $109 million compared to June 30, 2009.

Consolidated entities

❑            As at June 30, 2010, the net results of consolidated entities show a surplus of $407 million, i.e. $278 million more than last year.

—           Revenue dedicated to the Generations Fund amounts to $162 million.

Net financial requirements

❑            As at June 30, 2010, consolidated net financial requirements stand at $5.8 billion, a decrease of $462 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	June			April to June
	2009[1]	2010	Change	2009-2010[1]	2010-2011	Change
BUDGETARY REVENUE
Own-source revenue	4 418	4 686	268	11 844	12 727	883
Federal transfers	1 230	1 262	32	3 733	3 803	70
Total	5 648	5 948	300	15 577	16 530	953
BUDGETARY EXPENDITURE
Program spending	- 5 210	- 5 326	- 116	- 16 075	- 16 393	- 318
Debt service	- 513	- 556	- 43	- 1 536	- 1 645	- 109
Total	- 5 723	- 5 882	- 159	- 17 611	- 18 038	- 427
NET RESULTS OF CONSOLIDATED ENTITIES	- 12	65	77	129	407	278
SURPLUS (DEFICIT)	- 87	131	218	- 1 905	- 1 101	804
Consolidated non-budgetary requirements	- 1 551	- 2 997	- 1 446	- 4 393	- 4 735	- 342
CONSOLIDATED NET FINANCIAL REQUIREMENTS	- 1 638	- 2 866	- 1 228	- 6 298	- 5 836	462

1                       For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	June			April to June

			Change			Change
Revenue by source	2009	2010	%	2009-2010	2010-2011%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 910	2 060	7.9	4 535	4 864	7.3
Contributions to Health Services Fund	438	479	9.4	1 334	1 381	3.5
Corporate taxes	505	309	- 38.8	872	1 012	16.1
Consumption taxes	928	1 328	43.1	3 402	3 738	9.9
Other sources	278	207	- 25.5	722	710	- 1.7
Total own-source revenue excluding government enterprises	4 059	4 383	8.0	10 865	11 705	7.7
Revenue from government enterprises	359	303	- 15.6	979	1 022	4.4
Total own-source revenue	4 418	4 686	6.1	11 844	12 727	7.5
Federal transfers
Equalization	696	713	2.4	2 088	2 138	2.4
Health transfers	345	355	2.9	1 035	1 066	3.0
Transfers for post-secondary education and other social programs	117	119	1.7	353	358	1.4
Other programs	72	75	4.2	257	241	- 6.2
Total federal transfers	1 230	1 262	2.6	3 733	3 803	1.9
BUDGETARY REVENUE	5 648	5 948	5.3	15 577	16 530	6.1

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	June			April to June

			Change			Change
Expenditures by mission	2009[1]	2010	%	2009-2010[1]	2010-2011%
Program spending
Health and Social Services	2 290	2 344	2.4	7 152	7 277	1.7
Education and Culture	1 392	1 456	4.6	4 282	4 396	2.7
Economy and Environment	625	625	0.0	2 087	2 101	0.7
Support for Individuals and Families	491	516	5.1	1 453	1 488	2.4
Administration and Justice	412	385	- 6.6	1 101	1 131	2.7
Total program spending	5 210	5 326	2.2	16 075	16 393	2.0
Debt service	513	556	8.4	1 536	1 645	7.1
BUDGETARY EXPENDITURE	5 723	5 882	2.8	17 611	18 038	2.4

1                       For comparison purposes, expenditure for 2009-2010 has been adjusted to reflect a change made in 2010-2011 to the monthly allocation rates used by the ministère de l’Éducation, du Loisir et du Sport for its networks.

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.